Exhibit 10.49
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into as of the 1st day of April, 2006, by and between Argosy Energy International, a Utah limited partnership (the “Partnership”), and Edgar Louis Dyes, an individual with a residence address of 12698 E. State Hwy 21, Nacogdoches, Texas 75691 (“Employee”).
INTRODUCTION
     A. Employee currently serves as an employee of the Partnership.
     B. The Partnership believes it is in the Partnership’s best interest to enter into this Agreement, and Employee desires to be employed by the Partnership, pursuant to the terms and conditions hereof.
     C. The Partnership and Employee acknowledge that Employee is a resident of Colombia, South America.
     D. The Partnership’s business and employees are located exclusively in the country of Colombia.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Employment Period. The term of Employee’s employment by the Partnership pursuant to this Agreement shall commence on the date hereof and shall continue for a period of twenty four (24) months from the date hereof (the “Employment Period”). On the second anniversary hereof, the Employment Period shall automatically renew for successive three month periods, unless either party hereto gives the other notice of non-renewal in writing at least 30 days prior to the expiration of the then-current Employment Period.
2. Employment; Duties. Subject to the terms and conditions set forth herein, the Partnership hereby employs Employee during the Employment Period, and Employee hereby accepts such employment. The duties assigned and authority granted to Employee shall be as determined by the Partnership’s General Partner (the “General Partner”) from time to time. Employee agrees to devote his sufficient time and energy to his duties as an Employee, and to perform his duties for the Partnership diligently, competently, and in a good faith manner.
     2.1 As part of Employee’s duties, Employee shall spend 15 days per month during the Employment Period on the Partnership’s business as directed by the General Partner, at least 10 days of which must be spent in Colombia (the “Base Service”).

     2.2 In connection with receipt of the Supplemental Salary (as defined below), the Partnership may require Employee to spend an additional 5 days per month in Colombia on the Partnership’s business during the Employment Period as directed by the General Partner (the “Supplemental Service”).
3. Salary.
     3.1 Employee shall be entitled to receive a salary from the Partnership during the Employment Period at the rate of US $9000.00 per month (“Base Salary”).
     3.2 If the Employee performs the Supplemental Service, the Partnership shall pay Employee an additional supplemental salary payment of US $3,500 per month (the “Supplemental Salary”). The Partnership will not be obligated to pay the Supplemental Salary for months in which the Partnership has requested that Employee not perform such Supplemental Service.
     3.3 All salary payments are to be made in US Dollars by wire transfer to the employee’s designated bank account.
4. Bonus. The Employee shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Employees employment after 2005 (the “Bonus”) as determined by Management from time to time. The Bonus, if any, shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Employee’s performance during the preceding year.
5. Stock Options The Partnership will provide the Employee with the right to participate in stock option plans and /or incentive award plans approved by the Board of Directors of Gran Tierra Energy Inc..
6. Withholding. All payments made by the Partnership under this Agreement shall be net of any tax or other amounts required to be withheld by the Partnership under applicable law.
7. Other Benefits. During the Employment Period, Employee shall receive the other benefits listed on Exhibit A hereto.
8. Termination by the Partnership With Cause. Upon written notice to Employee, the Partnership may terminate Employee’s employment without prior notice if any of the following events shall occur:
     8.1 Employee’s continued and willful refusal or neglect to perform and discharge his material duties and responsibilities; provided, however, that the Partnership has given Employee thirty (30) days prior written notice of the specific duties and responsibilities not performed and Employee has not cured such failure within such thirty (30) day period;
     8.2 Employee’s gross misconduct that is injurious to the Partnership or Employee’s ability to perform his duties and responsibilities hereunder;

     8.3 Employee’s fraud, embezzlement or other acts of dishonesty with respect to the Partnership;
     8.4 Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or a crime, which conviction or plea is likely to have a material adverse effect upon the Partnership or upon Employee’s ability to perform his duties hereunder;
     8.5 Employee’s willful or prolonged absence from work (other than by reason of disability due to physical or mental illness);
     8.6 Employee’s breach of his obligations under Section 11 or Section 12.
9. Termination by Employee; Termination by the Partnership Without Cause.
     9.1 Notice/Events.
          (a) Termination by Employee.
          (i) Employee may terminate his employment hereunder by providing written notice to the Partnership at least 30 days prior to the effective date of such termination.
          (ii) If Employee terminates his employment under this Section 9.1(a) for any reason other than disability or Good Reason, all payments and benefits hereunder (other than the payment at the Partnership’s option set forth in Section 11.2) shall immediately cease and terminate, except that Employee shall be entitled to Base Salary and Supplemental Salary (if any) earned through the date of such termination but not yet paid.
          (b) Termination by the Partnership Without Cause. The Partnership may terminate Employee’s employment at any time, with or without Cause by providing written notice to Employee. As used in this Agreement, the term “without Cause” shall mean termination for any reason not specified in Section 8 or Section 10 hereof.
     9.2 Employee’s Right-to-Terminate. Employee may terminate Employee’s employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement, “Good Reason” shall mean any of the following (without Employee’s express written consent):
          (a) a reduction by the Partnership in Employee’s Base Salary or Supplemental Salary; or
          (b) the taking of any action by the Partnership which would, directly or indirectly, materially reduce Employee’s benefits listed on Exhibit A hereto, or the failure by the Partnership to provide Employee with the number of paid vacation days to which Employee is entitled.

     9.3 Severance.
          (a) Termination Without Cause, for Good Reason or for Disability. If: (i) the Partnership terminates Employee’s employment without Cause, (ii) Employee’s employment is terminated pursuant to Section 10 as the result of Employee’s disability or (iii) Employee terminates his employment pursuant to Section 9.2 hereof, then commencing on the date of termination of employment, the Partnership shall provide Employee with a severance package for a period equal to the amount of Base Salary plus Bonus received for the prior 12-month period (or lesser period if applicable) prorated for the remainder of the Employment Period, and shall be payable in a lump sum within thirty (30) days of termination.
          (b) General Release. As a condition precedent to receiving any severance payment, Employee shall execute a general release of any and all claims which Employee or his heirs, executors, agents or assigns might have against the Partnership, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys.
          (c) Termination for Cause. If the Partnership terminates Employee for Cause, Employee shall not be entitled to and shall not receive the severance package described in Section 9.3(a).
10. Death or Disability. Except as otherwise required under applicable law, in the event of Employee’s death or disability, the Employment Period will automatically terminate effective as of the date of such death or disability. A determination of disability shall be made by a physician satisfactory to both Employee and the Partnership, provided that if Employee and the Partnership do not agree on a physician, Employee and the Partnership shall each select a physician and these two physicians together shall select a third physician, whose determination as to disability shall be binding on all parties.
11. Non-Competition; Non-Solicitation.
     11.1 For the duration of the Employment Period and the 3 month period after Employee’s employment hereunder is terminated for any reason (the “Non-compete Period”), Employee shall not, except as part of Employee’s duties hereunder:
          (a) engage in the oil and gas exploration business in the country of Colombia; or
          (b) have any interest in, own, manage, operate, control, or join or participate in the ownership, management, operation or control of, or provide consulting services to or otherwise advise or assist, enable (whether by license, sublicense, assignment or otherwise), or furnish any capital to or be connected in any manner with, either as a stockholder (other than as a passive stockholder of less than one percent of the issued and outstanding stock of a publicly held corporation), joint venturer, proprietor, officer, director, agent, lender, representative, partner, trustee, affiliate, employee or consultant, or otherwise engage or invest or participate in any business that engages in the oil and gas exploration business in the country of Colombia or otherwise competes directly with the business of the Partnership (the “Business”), whether conducted by the Partnership, any affiliate of the Partnership or any of their successors in any of the Territories; or
          (c) accept any business in Colombia relating to the Business from any material customer, supplier or contractor of the Partnership or any of its affiliates, or solicit or encourage any such person to terminate or adversely alter in any material respect any relationship such person may have with the Partnership, any of its affiliates or any of their successors; or
          (d) market, endorse or promote any products that are competitive with the Partnership or its Business.
     11.2 If Employee terminates his employment hereunder pursuant to Section 9.1(a) during the initial two year Employment Period for any reason other than disability or Good Reason, the Partnership may, at its option upon notice in writing to Employee within 14 days after receipt of Employee’s notice of such termination, make the Non-compete Period equal to the remainder of the Employment Period. If the Partnership exercises its option in this Section 11.2, the Partnership shall accompany its written notice thereof with payment in cash in an amount equal to one-half of the amount of Base Salary plus Bonus received for the prior 12 month period (or lesser period if applicable) prorated for the remainder of the Employment Period, and shall be payable in a lump sum within thirty (30) days of termination.
     11.3 For the duration of the Employment Period and the 12 month period after Employee’s employment hereunder is terminated for any reason (the “Non-solicit Period”), Employee shall not, except as part of Employee’s duties hereunder, solicit or hire any existing or future employee of the Partnership, its affiliates, any of their respective successors or the Business, or induce or attempt to induce any such person to terminate any relationship such person may have with the Partnership, its affiliates, any of their respective successors of the Business.
     11.4 Employee recognizes and agrees that because a violation by him of his obligations under this Section 11 will cause irreparable harm to the Partnership that would be difficult to quantify and for which money damages would be inadequate, the Partnership shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond. The Non-compete Period and/or the Non-solicit Period, as applicable, will be extended by the duration of any violation by Employee of any of his obligations under this Section 11.
     11.5 Employee expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Employee and the Partnership that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and necessary to assure the Partnership of the intended benefit of this covenant to compete.

     11.6 Employee acknowledges that contemporaneously with entering into this Agreement, Employee has entered into a Change in Control Agreement with Crosby Capital, LLC, an affiliate of the General Partner as of the date of this Agreement, and that part of the consideration for Mr. Dyes receiving the benefits set forth in such Change in Control Agreement was Mr. Dyes agreeing to enter into this Agreement, and specifically these covenants not to compete and not to solicit.
12. Confidentiality Covenants.
     12.1 Employee understands that the Partnership, from time to time, may impart to him confidential business information, whether such information is written, oral or graphic, including but not limited to, financial plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products, trade secrets, information regarding customers and suppliers, strategic planning and systems, and contractual terms (collectively “Confidential Information”). Employee hereby acknowledges Partnership’s exclusive ownership of such Confidential Information.
     12.2 Employee agrees as follows: (1) only to use the Confidential Information to provide services to Partnership; (2) only to communicate the Confidential Information to fellow employees, agents and representatives on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information. Upon demand by Partnership or upon termination of Employee’s employment, Employee will deliver to Partnership all manuals, photographs, recordings, and any other instrument or device by which, through which, or on which Confidential Information has been recorded and/or preserved, which are in my Employee’s possession, custody or control.
13. Arbitration. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. There shall be three arbitrators, two of whom shall be appointed by the respective parties and the third appointed by agreement of the first two arbitrators or, failing agreement, by the American Arbitration Association in Houston, Texas. The arbitration shall be held in Houston, Texas, and the arbitrators shall apply the substantive law of the State of Texas, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the American Arbitration Association in Houston, Texas. The award of the arbitrators shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. The prevailing party shall be entitled to an award of reasonable attorney’s fees. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief, security or other equitable remedies from the United States District Court for the Southern District of Texas or any other court of competent jurisdiction in furtherance of the arbitration proceedings.

14. Governing Law/Jurisdiction. This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Texas. The parties agree that this Agreement was made and entered into in the State of Texas and, subject to Section 13, each party hereby consents to the jurisdiction of any competent federal or state court within the State of Texas to hear any dispute arising out of this Agreement.
15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.
16. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.
     16.1 to the Partnership at:
Argosy Energy International
712 Main Street, Suite 1700
Houston, TX 77002
Attention: Jay A. Chaffee
     15.2 to Employee at:
Edgar Louis Dyes
12698 E. State Hwy 21
Nacogdoches, TX 75961
Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.
Either party may, by notice given to the other party in accordance with this Section, designate another address or person for receipt of notices hereunder.
17. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.
18. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
19 Successors and Assigns. This Agreement shall be binding upon the Partnership and any successors and assigns of the Partnership. The Partnership may assign this Agreement to any of its successors or affiliates without the consent of Employee. Employee shall not assign this Agreement without the prior written consent of the Partnership, which may be withheld in the Partnership’s sole discretion.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARGOSY ENERGY INTERNATIONAL

By:	ARGOSY ENERGY CORP.

	By:	/s/ Jay A. Chaffee Jay A. Chaffee
President

EMPLOYEE:

/s/ Edgar Louis Dyes

Edgar Louis Dyes

EXHIBIT A
Employee’s Benefits
1.	Employee will be entitled to those benefits that are currently in place for Partnership employees in Colombia as set out in the Partnership’s booklets and manuals plus reasonable health and life insurance in the United States for the Employee and his dependents and/or reimbursement for such health and life insurance.
2.	Employee will be entitled to one month of paid vacation each year during the term of this Agreement, the time of such vacation to be determined by mutual agreement between the Partnership and the Employee.
3.	Employee will be based in Bogotá Colombia and will be allowed to travel, at Partnership’s expense, to the United States as often as reasonably necessary to attend personal business, subject to the Colombia residence requirements set forth herein.
4.	Partnership will provide reasonable housing, auto, club and living expenses to Employee while performing his duties in Colombia, in a manner consistent with such benefits as they were provided to Employee in the first calendar quarter of 2006.